Exhibit 99.1

G&K Services Reports Fiscal 2011 First Quarter Results

Company Rental Organic Growth Rate Improves;
Adjusted Earnings Per Diluted Share Up 59 Percent

MINNEAPOLIS--(BUSINESS WIRE)--November 2, 2010--G&K Services, Inc. (NASDAQ: GKSR), today reported first quarter fiscal 2011 revenue of $200.4 million, which compares to revenue of $208.1 million in the prior-year period. This lower level of revenue resulted from lost revenue due to continued difficult economic conditions and divestiture activities during the past year, partially offset by the impact of a previously disclosed fiscal 2010 fourth quarter accounting change related to certain in-service merchandise items, a stronger Canadian dollar and higher direct sale volume.

The company reported first quarter net earnings of $0.49 per diluted share. This compares to prior-year period earnings of $0.18 per diluted share. The company’s current year first quarter included $0.14 per diluted share related to the accounting change. The prior-year period included a charge of approximately $0.04 per diluted share for cost reduction activities. Current year adjusted earnings of $0.35 per diluted share increased 59 percent compared to adjusted earnings of $0.22 per diluted share in the prior-year period. The increase in earnings was primarily due to better execution, which led to lower merchandise expense, production and delivery cost efficiencies, lower administrative expense and increased earnings from specific location profit improvement actions, partially offset by the decline in revenue. In addition, earnings benefited from reduced interest expense on lower overall borrowings and an effective tax rate that was slightly lower than the prior-year period.

“The execution of our game plan continues to improve our financial results,” said Douglas A. Milroy, G&K’s chief executive officer. “We extended our positive trend of expanding operating margins, increased our productivity per employee and bettered our rental organic growth rate. Our focus on customer satisfaction has significantly increased our customer retention, contributing to our improved profitability.”

Income Statement Review
First quarter revenue from rental operations was $186.4 million, compared to $195.7 million in the prior-year period. The company’s rental organic growth rate was negative 3.5 percent, compared to negative 14.0 percent in the prior-year period. The improvement in rental organic growth was driven primarily by improved customer retention and customer employment levels. Organic growth is calculated using revenue, adjusted for foreign currency exchange rate differences, acquisitions, divestitures, and the accounting change. First quarter revenue from direct sales was $14.0 million, an increase from $12.5 million in the prior-year period.

First quarter operating margin was 9.0 percent, up from 4.7 percent in the prior-year period. The current year first quarter adjusted operating margin was 7.2 percent when excluding the impact of the accounting change. The prior-year period adjusted operating margin was 5.3 percent when excluding the charges related to cost reduction activities. The 190 basis point expansion in adjusted operating margin resulted from reduced merchandise expense, lower production and delivery costs and continued specific location profit improvement actions.

Financial Strength
The company’s balance sheet remains strong. As of October 2, 2010, the company had total borrowings of $157.5 million and a debt to capitalization ratio of 24.7 percent. Total shareholders’ equity at the end of the first quarter was $480.6 million.

The company continued to generate strong cash flow from operations and has reduced its debt, net of cash, by $69.6 million in the last 12 months. Cash provided by operating activities for the first quarter was $13.0 million, driven by higher net income. During the first quarter, free cash flow, defined as cash flow from operations less capital expenditures, was $7.6 million.

Outlook
The execution of the company’s game plan has driven improved financial performance. In addition, the economy continues to stabilize. Accordingly, the company will return to providing annual guidance. The company expects fiscal 2011 revenue to be in the range of $800.0 to $820.0 million and adjusted earnings to be in the range of $1.40 to $1.60 per diluted share. This annual guidance anticipates a continued stabilization in economic conditions and stable energy prices.

Conference Call Information
The company will host a conference call today at 10:00 a.m. (CDT) to discuss its financial results and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through December 2, 2010.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2010.

About G&K Services, Inc.
G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services employs nearly 7,500 employees serving approximately 165,000 customers from over 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results may provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain costs that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended October 2,			Three Months Ended September 26,
	2010			2009
	Operating	Net	Earnings	Operating	Net	Earnings
(U.S. Dollars, in thousands, except per share data)	Income	Income	Per Share	Income	Income	Per Share
As Reported	$18,091	$8,979	$0.49	$9,846	$3,268	$0.18
Add: Cost reduction activities and reserves for certain matters	-	-	-	1,082	668	0.04
Less: Impact of change in accounting	(4,038)	(2,574)	(0.14)	-	-	-
As Adjusted	$14,053	$6,405	$0.35	$10,928	$3,936	$0.22

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended
	October 2,	September 26,
(U.S. Dollars, in thousands, except per share	2010	2009
data)

REVENUES
Rental operations	$186,370	$195,666
Direct sales	14,019	12,465
Total revenues	200,389	208,131

OPERATING EXPENSES
Cost of rental operations	125,003	138,430
Cost of direct sales	10,571	9,405
Selling and administrative	46,724	50,450
Total operating expenses	182,298	198,285
INCOME FROM OPERATIONS	18,091	9,846
Interest expense	2,647	3,711
INCOME BEFORE INCOME TAXES	15,444	6,135
Provision for income taxes	6,465	2,867
NET INCOME	$8,979	$3,268
Basic weighted average number
of shares outstanding	18,289	18,223
BASIC EARNINGS PER COMMON SHARE	$0.49	$0.18
Diluted weighted average number
of shares outstanding	18,356	18,269
DILUTED EARNINGS PER COMMON SHARE	$0.49	$0.18

Dividends per share	$0.095	$0.075

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	October 2,	July 3,
	2010	2010
(U.S. Dollars, in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$10,357	$8,774
Accounts receivable, net	84,022	82,754
Inventories, net	130,397	126,325
Other current assets	18,151	21,279
Total current assets	242,927	239,132

Property, Plant and Equipment, net	193,333	194,988
Goodwill	325,613	323,055
Other Assets	54,214	56,693
Total assets	$816,087	$813,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$27,278	$25,944
Accrued expenses	60,491	71,478
Deferred income taxes	3,708	3,557
Current maturities of long-term debt	990	1,023
Total current liabilities	92,467	102,002

Long-Term Debt, net of Current Maturities	156,481	160,398
Deferred Income Taxes	1,295	1,242
Accrued Income Taxes – Long Term	10,325	10,113
Other Noncurrent Liabilities	74,911	73,217
Stockholders' Equity	480,608	466,896
Total liabilities and stockholders’ equity	$816,087	$813,868

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended
	October 2,	September 26,
	2010	2009
(U.S. Dollars, in thousands)
Operating Activities:
Net income	$8,979	$3,268
Adjustments to reconcile net income to net cash
provided by operating activities -
Depreciation and amortization	9,398	10,243
Other adjustments	1,956	873
Changes in current operating items	(4,984)	(4,394)
Other assets and liabilities	(2,372)	226
Net cash provided by operating activities	12,977	10,216
Investing Activities:
Property, plant and equipment additions, net	(5,415)	(3,520)
Divestitures of business assets, net	-	1,402
Net cash used for investing activities	(5,415)	(2,118)
Financing Activities:
Payments of long-term debt	(251)	(7,238)
Payments of revolving credit facilities, net	(3,700)	(2,967)
Cash dividends paid	(1,775)	(1,385)
Net issuance of common stock, primarily under stock option plans	5	-
Purchase of common stock	(328)	(363)
Net cash used for financing activities	(6,049)	(11,953)
Increase/(Decrease) in Cash and Cash Equivalents	1,513	(3,855)
Effect of Exchange Rates on Cash	70	138

Cash and Cash Equivalents:
Beginning of period	8,774	13,136
End of period	$10,357	$9,419

CONTACT:
At the Company:
Jeffrey L. Wright, 952-912-5500
Executive Vice President and Chief Financial Officer
or
Shayn R. Carlson, 952-912-5500
Director of Investor Relations